EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187 and 333-60578) on Form S-8 of Diebold, Incorporated of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Diebold, Incorporated and subsidiaries.

/s/KPMG LLP

Cleveland, Ohio
March 4, 2005